Exhibit 10.277














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                         The Charles Schwab Corporation

                         Corporate Executive Bonus Plan

               (As Amended and Restated as of February 23, 2005)

                   (Approved by Stockholders on May 19, 2005)

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SECTION 1.     PURPOSE OF THE PLAN

     The Charles Schwab Corporation Corporate Executive Bonus Plan (the "Plan") is established to promote the interests of The Charles Schwab Corporation and its Subsidiaries (collectively the "Company"), by creating an incentive program to (a) attract and retain employees with outstanding competencies who will strive for excellence (b) motivate those individuals to exert their best efforts on behalf of the Company by providing them with compensation in addition to their base salaries; and (c) further the identity of interests of such employees with those of the Company's stockholders through a strong performance-based reward system.

SECTION 2.     ADMINISTRATION OF THE PLAN

     The Compensation Committee of the Board of Directors of the Company (the "Committee") shall administer the Plan. The Committee shall be composed solely of two or more "outside directors" within the meaning of Treasury Regulations SS 1.162-27 (or any successor regulation) and shall be appointed pursuant to the Bylaws of the Company. The members of the Committee shall be ineligible for awards under this Plan for services performed while serving on the Committee. The Committee shall have discretionary authority to interpret the Plan, establish rules and regulations to implement the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan, in its sole discretion. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

SECTION 3.     ELIGIBILITY FOR AWARDS

     (a) Eligibility Requirements. Awards under the Plan may be granted by the Committee to those Employees on the Executive Committee or holding Executive Vice President or comparable executive-level positions with the Company. Except in the event of retirement, death, or disability, an individual in these positions shall be eligible to participate in the Plan if he or she is an Employee of the Company on the last day of the performance period. An individual who is on a leave of absence shall remain eligible, but his or her award shall be adjusted as provided in Section 4(g).

     (b) Definition of Employee. For purposes of the Plan, an individual shall be considered an "Employee" if he or she is employed by the Company or other business entity in which the Company shall directly or indirectly own, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock or other ownership interest (each a "Subsidiary"). No award may be granted to a member of the Company's Board of Directors except for services performed as an employee of the Company.

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SECTION 4.     BONUS AWARDS

     (a) Form of Awards. Bonus awards under this Plan shall be paid in cash, less applicable withholdings and deductions.

     (b) Target Award Amounts. Target award amounts shall be based on a percentage of each eligible Employee's annual base salary for each performance period as determined by the Committee in its sole discretion no later than 90 days after the commencement of such performance period but in no event after 25% of the performance period has elapsed.

     (c) Bonus Formula. The formula used to determine bonus awards for each eligible Employee shall be determined according to a matrix or matrices that shall be adopted by the Committee within 90 days of the commencement of each performance period but in no event after 25% of the performance period has elapsed. The matrix or matrices may be different for each eligible Employee and shall be based on one or more objective performance criteria to be selected by the Committee from among the following: pre-tax operating profit margin, pre-tax reported profit margin, after-tax operating profit margin, after-tax reported profit margin, pre-tax operating profits, pre-tax reported profits, cash flow, revenues, revenue growth, operating revenue growth, client net new asset growth, return on assets, return on equity, return on investment, stockholder return and/or value, earnings per share, conversions of and/or increase in client assets, sales (of products, offers, or services) and changes between years or periods that are determined with respect to any of the above-listed performance criteria. Performance criteria may be measured solely on a corporate, subsidiary, enterprise or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. The formula for any such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss, and will be based on accounting rules and related Company accounting policies and practices in effect on the date the formula is approved by the Committee. Awards shall be determined by applying the bonus formula to the target award amount of each eligible Employee. Except in the case of the Chief Executive Officer, payouts described in this subsection shall be calculated and paid on the basis of a quarterly or annual performance period, or a combination thereof, as determined by the Committee in its sole discretion. In the case of the Chief Executive Officer, payouts described in this subsection shall be made on an annual basis, based on the Company's results for the full year. Bonus awards for any eligible Employee shall not be provided under this Plan if such awards are separately determined under an employment agreement or other arrangement.

     (d) Maximum Award Amounts. The maximum award that may be paid to any eligible Employee (other than the Chief Executive Officer) under this Plan for any calendar year shall not exceed $8 million. The maximum award that may be paid to the

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Chief Executive  Officer under this Plan for any calendar year shall not exceed
$15 million.

     (e) Power to Reduce Bonus Amounts. Notwithstanding anything to the contrary contained in this Plan, the Committee shall have the power, in its sole discretion, to reduce the amount payable to any eligible Employee including the Chief Executive Officer (or to determine that no amount shall be payable to such eligible Employee) with respect to any award prior to the time the amount otherwise would have become payable hereunder. Such reductions may be based upon the recommendations of the Chief Executive Office. In the event of such a reduction, the amount of such reduction shall not increase the amounts payable to other eligible Employees under the Plan.

     (f) Entitlement to Bonus. No eligible Employee shall earn any portion of a bonus award under the Plan until the last day of the relevant performance period and only if the Committee has approved the bonus award and, to the extent required by section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), has certified that the applicable performance criteria have been satisfied.

     (g) Termination of Employment and Leaves of Absence. Except in the event of retirement, death, or disability, if an Employee ceases to be employed by the Company for any reason on or before the date when the bonus is earned, then he or she shall not earn or receive any bonus under the Plan. If an eligible Employee is on a leave of absence for a portion of the relevant performance period, the bonus to be awarded shall be prorated to reflect only the time when he or she was actively employed and not any period when he or she was on leave. In the event of retirement, death, or disability before the last day of the relevant performance period, the Committee shall have the sole discretion to award any bonus.

SECTION 5.     PAYMENT OF BONUS AWARDS

     Bonus awards shall be paid to each eligible Employee as soon as practicable after the close of the performance period, regardless of whether the individual has remained in Employee status through the date of payment.

SECTION 6.     GENERAL PROVISIONS

     (a) Plan Amendments. The Committee may at any time amend, suspend or terminate the Plan, provided that it must do so in a written resolution and such action shall not adversely affect rights and interests of Plan participants to individual bonuses allocated prior to such amendment, suspension or termination. Stockholder approval shall be obtained for any amendment to the extent necessary and desirable to qualify the awards hereunder as performance-based compensation under section 162(m) of the Code and to comply with applicable laws, regulations or rules.

     (b) Benefits Unfunded. No amounts awarded or accrued under this Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay the

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bonuses  awarded  hereunder  shall at all times be an  unfunded  and  unsecured obligation of the Company. Eligible Employees shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

     (c) Benefits Nontransferable. No eligible Employee shall have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Employee's creditors or to attachment, execution or other process of law.

     (d) No Employment Rights. No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself shall be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each Employee will be employed "at will," which means that either such Employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice. Only the Chief Executive Officer has the authority to enter into an agreement on any other terms, and he or she can only do so in a writing signed by him or her. No Employee shall have the right to any future award under the Plan.

     (e) Exclusive Agreement. This Plan document is the full and complete agreement between the eligible Employees and the Company on the terms described herein.

     (f) Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

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